Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter		First Six Months
	2016	2015	2016	2015
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,577	$1,627	$3,126	$3,147
Intermodal	538	633	1,060	1,225
Coal	339	453	688	908
Total railway operating revenues	2,454	2,713	4,874	5,280

Railway operating expenses
Compensation and benefits	667	724	1,390	1,507
Purchased services and rents	384	438	763	861
Fuel	174	255	323	519
Depreciation	257	247	509	492
Materials and other	202	235	396	481

Total railway operating expenses	1,684	1,899	3,381	3,860

Income from railway operations	770	814	1,493	1,420

Other income – net	4	19	20	40
Interest expense on debt	138	134	277	266

Income before income taxes	636	699	1,236	1,194

Provision for income taxes
Current	174	243	343	416
Deferred	57	23	101	35
Total income taxes	231	266	444	451

Net income	$405	$433	$792	$743

Earnings per share
Basic	$1.37	$1.43	$2.67	$2.43
Diluted	1.36	1.41	2.65	2.41

Weighted average shares outstanding (note 1)
Basic	294.7	302.9	296.0	304.8
Diluted	296.6	305.5	297.7	307.5

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Second Quarter		First Six Months
	2016	2015	2016	2015
	($ in millions)

Net income	$405	$433	$792	$743
Other comprehensive income, before tax:
Pension and other postretirement benefits	6	11	13	21
Other comprehensive income (loss) of
equity investees	1	—	—	(4)

Other comprehensive income, before tax	7	11	13	17
Income tax expense related to items of other
comprehensive income	(2)	(5)	(5)	(8)

Other comprehensive income, net of tax	5	6	8	9

Total comprehensive income	$410	$439	$800	$752

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2016	2015
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$866	$1,101
Accounts receivable – net	985	946
Materials and supplies	306	271
Other current assets	82	194
Total current assets (note 2)	2,239	2,512

Investments	2,639	2,572
Properties less accumulated depreciation of $11,586 and
$11,478, respectively	29,387	28,992
Other assets	69	63

Total assets	$34,334	$34,139

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,085	$1,091
Short-term debt	—	200
Income and other taxes	205	203
Other current liabilities	267	237
Current maturities of long-term debt	550	500
Total current liabilities	2,107	2,231

Long-term debt	9,549	9,393
Other liabilities	1,358	1,385
Deferred income taxes (note 2)	9,047	8,942

Total liabilities	22,061	21,951

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 293,549,767 and 297,795,016 shares,
respectively, net of treasury shares	295	299
Additional paid-in capital	2,146	2,143
Accumulated other comprehensive loss	(437)	(445)
Retained income	10,269	10,191

Total stockholders’ equity	12,273	12,188

Total liabilities and stockholders’ equity	$34,334	$34,139

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Six Months
	2016	2015
	($ in millions)
Cash flows from operating activities
Net income	$792	$743
Reconciliation of net income to net cash provided by operating activities:
Depreciation	511	494
Deferred income taxes	101	35
Gains and losses on properties	(7)	(18)
Changes in assets and liabilities affecting operations:
Accounts receivable	(17)	—
Materials and supplies	(35)	(41)
Other current assets	103	282
Current liabilities other than debt (note 3)	25	27
Other – net	(41)	(21)

Net cash provided by operating activities	1,432	1,501

Cash flows from investing activities
Property additions	(932)	(886)
Property sales and other transactions	40	32
Investment purchases	(23)	(3)
Investment sales and other transactions	3	5

Net cash used in investing activities	(912)	(852)

Cash flows from financing activities
Dividends	(350)	(360)
Common stock transactions (note 3)	1	—
Purchase and retirement of common stock (note 1)	(400)	(765)
Proceeds from borrowings – net	594	494
Debt repayments	(600)	(102)

Net cash used in financing activities	(755)	(733)

Net decrease in cash and cash equivalents	(235)	(84)

Cash and cash equivalents
At beginning of year	1,101	973

At end of period	$866	$889

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$260	$249
Income taxes (net of refunds)	251	55

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Stock Repurchase Program
We repurchased and retired 5.0 million and 7.4 million shares of common stock under our stock repurchase program in the first six months of 2016 and 2015, respectively, at a cost of $400 million and $765 million, respectively. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 156.1 million shares at a total cost of $9.9 billion.

2.    New Accounting Pronouncement- Deferred Taxes
In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-17, "Balance Sheet Classification of Deferred Taxes." This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet rather than as separate current and noncurrent amounts. We adopted the provisions of this ASU during the first quarter of 2016 and applied it retrospectively. The adoption of ASU 2015-17 resulted in the presentation of $110 million of current deferred income tax assets as a reduction of "Deferred income taxes" in the long-term liabilities section of the Consolidated Balance Sheet at June 30, 2016. We retrospectively presented the December 31, 2015, Consolidated Balance Sheet and related disclosures to reflect the reclassification of $121 million of deferred income tax assets from "Deferred income taxes" in the current assets section of the balance sheet to "Deferred income taxes" in the long-term liabilities section of the balance sheet.

3.    New Accounting Pronouncement- Stock-Based Compensation
In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting." We adopted the provisions of this ASU during the first quarter of 2016. This update principally affects the recognition of excess tax benefits and deficiencies and the cash flow classification of share-based compensation-related transactions. The requirement to recognize excess tax benefits and deficiencies as income tax expense or benefit in the income statement was applied prospectively, with a benefit of $6 million recognized in the "Provision for income taxes" line item for the six months ended June 30, 2016. The classification requirements on the Consolidated Statements of Cash Flows for the adoption of ASU 2016-09 resulted in a $23 million increase in "Current liabilities other than debt" within the operating activities section and a corresponding decrease in "Common stock transactions" within the financing activities section for the first six months of 2016. We retrospectively presented the Consolidated Statements of Cash Flows for the first six months of 2015 to reflect a $28 million increase in "Current liabilities other than debt" within the operating activities section and a corresponding decrease in "Common stock transactions" within the financing activities section.